THRIVENT FINANCIAL FOR LUTHERANS [letterhead]
625 Fourth Avenue South
Minneapolis, Minnesota 55415-1624
Phone: (800) 847-4836 o E-mail: mail@thrivent.com o www.thrivent.com

February 21, 2003

The Directors of
LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Ladies and Gentlemen:

As counsel to LB Series Fund, Inc., a corporation organized under the laws of the State of Minnesota (the "Fund"), I have been asked to render an opinion in connection with its Pre-effective Amendment No. 1 to the registration statement on Form N-14 under the Securities Act of 1933, as amended (Securities Act File No. 333-102519) to be filed by the Fund with the Securities and Exchange Commission (the "Registration Statement").

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

  The Fund has been duly organized and is validly existing pursuant to the laws of the State of Minnesota; and

  In its pre-effective registration statement on Form N-1A, the Fund elected to register an indefinite number of shares pursuant to the provision of Rule 24f-2; and

  The shares of capital stock of the Fund which are described in the foregoing Registration Statement will, when sold in accordance with the terms contained in the proposed Agreement and Plan of Reorganization , will be duly authorized, validly issued, fully paid and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ John C. Bjork
John C. Bjork
Senior Counsel